                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                 Agritope, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

     Delaware                       000-23531                               930820945
--------------------       -----------------------------   -----------------------------------------
  (State or other             (Commission File Number)      (I.R.S. Employer Identification Number)
  jurisdiction of
   incorporation)

            16160 SW Upper Boones Ferry Road, Portland, Oregon 97224
            --------------------------------------------------------
                    (Address of principal executive offices)

                                 (503) 670-7702
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

                Common Stock, par value $0.01 per share ("Common")
            --------------------------------------------------------
            (Title of each class of securities covered by this form)

                                       N/A
     ----------------------------------------------------------------------
                   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

/X/ Rule 12g-4(a)(1)(i)         / / Rule 12g-4(a)(2)(ii)      / / Rule 12h-3(b)(2)(i)
/ / Rule 12g-4(a)(1)(ii)        / / Rule 12h-3(b)(1)(i)       / / Rule 12h-3(b)(2)(ii)
/ / Rule 12g-4(a)(2)(i)         / / Rule 12h-3(b)(1)(ii)      / / Rule 15d-6



Approximate number of holders of record as of the certification or notice date: one


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Pursuant to the requirements of the Securities Exchange Act of 1934, Agritope,
Inc. has duly caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.




                                 AGRITOPE, INC.



December 8, 2000                 By:  /s/ Glen Y. Sato
                                    --------------------------------------------
                                          GLEN Y. SATO
                                          CHIEF FINANCIAL OFFICER, TREASURER
                                          AND SECRETARY